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                                  EXHIBIT (21)
                         SUBSIDIARIES OF THE REGISTRANT


                                DATE OF                        STATE OF
SUBSIDIARY                      INCORPORATION                  INCORPORATION
----------                      -------------                  -------------

Lehi Envirosystems, Inc.            1991                       Delaware

Plymouth Envirosystems, Inc.        1994                       Delaware


USE International, L.L.C.           1995                       New Jersey

Steamboat Envirosystems, L.L.C.     1996                       Delaware

USE Geothermal, L.L.C.              1996                       Delaware

American Enviro-Services, Inc.      1997                       Indiana